Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Endo International plc of our report dated February 28, 2014 (June 2, 2015 as to the effects of the discontinued operations discussed in Note 3), relating to the consolidated financial statements and consolidated financial statement schedule as of December 31, 2013 and for each of the two years in the period ended December 31, 2013 of Endo Health Solutions Inc. (now known as Endo International plc) and subsidiaries, appearing in the Current Report on Form 8-K of Endo International plc filed on June 2, 2015.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

June 15, 2015